EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Nkarta, Inc. 2020 Performance Incentive Plan and the Nkarta, Inc. Employee Stock Purchase Plan of our report dated April 17, 2020 (except for the retroactive effect of the 1-for-3.7 reverse stock split as described in Note 2, as to which the date is July 1, 2020), with respect to the financial statements of Nkarta, Inc. for the years ended December 31, 2018 and 2019 included in the Registration Statement (Form S-1, No. 333-239301) and related Prospectus of Nkarta, Inc. filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Redwood City, California

January 15, 2021